UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Background

As previously reported in the filings of ClearPoint Business Resources, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), on April 8, 2008, ClearPoint Resources, Inc., the Company’s wholly-owned subsidiary (“CPR”), entered into a License Agreement (the “License Agreement”) with Koosharem Corp., doing business as Select Staffing (“Select”) pursuant to which CPR granted to Select a non-exclusive, non-transferable right and license to use the Network, as defined in the License Agreement, as a hosted front-office tool. In addition, Select agreed to become a supplier of temporary personnel to third party clients through the Network and to fulfill agreed-upon orders for such personnel accepted by Select through the Network. CPR agreed to permit Select to use the Network to find and select third-party, temporary personnel vendors to fulfill orders for Select’s end-user client. Select agreed to pay CPR for approved time submitted by such temporary personnel vendors at an agreed-upon rate, and CPR will then pay each vendor following receipt of payment from Select. In consideration of the license granted, Select agreed to pay a non-refundable fee equal to $1,200,000, of which $900,000 was paid on April 8, 2008 and $300,000 was due on July 1, 2008, but not paid.

On April 8, 2008, CPR also entered into a five year Temporary Help Services Subcontract (the “Subcontract”) with Select pursuant to which CPR subcontracted to Select the customer contracts and contract rights (the “Contracts”) previously serviced on behalf of CPR by certain other entities (the “Customers”). Select agreed to supply temporary employees (“Temps”) to Customers as requested and to manage certain administrative tasks relating to the Temps. Select agreed to pay CPR a fee equal to 10% of Select’s annual gross sales of up to $36 million generated by the Customers and Contracts as well as, without duplication, sales generated by certain locations in accordance with the Subcontract, subject to a one-time reduction under a “clawback” provision if annual gross sales were less than a specified baseline.

Also as previously reported in the Company’s filings with the SEC, on July 29, 2008, Select, together with Real Time Staffing Services, Inc. (“Real Time”), filed a complaint in the Superior Court of California against the Company and filed an amended complaint on August 1, 2008 (the “Select Litigation”). In the amended complaint, Select claimed that the Company owed $1,033,210 for services performed pursuant to certain agreements among the parties. Select sought, in addition to the monies claimed, interest, attorneys’ fees and punitive damages of $1,000,000 as well as court costs and other just and proper relief.

Settlement Agreement

On August 22, 2008, CPR, Real Time and Select entered into a Settlement Agreement and Release (the “Settlement Agreement”) pursuant to which each party released the others from all prior, existing and future claims including, without limitation, the parties’ claims with respect to the Select Litigation, the License Agreement and the Subcontract. Pursuant to the Settlement Agreement, the parties also agreed (i) that CPR would retain $900,000 paid to it under the License Agreement; (ii) to allocate between them amounts paid or payable with respect to certain customer accounts; (iii) to execute an amendment to the Subcontract, as described below; and (iv) that Select would file the required documents to dismiss the Select Litigation with prejudice. In addition, the parties agreed not to commence any future action arising from the claims released under the Settlement Agreement.

Also, pursuant to the Settlement Agreement, the parties terminated the License Agreement effective August 22, 2008. The License Agreement no longer has any effect as of such date. There were no termination penalties incurred in connection with the termination of the License Agreement.

Amendment to Subcontract

In connection with the Settlement Agreement described above, on August 22, 2008, CPR and Select entered into the First Amendment to the Subcontract (the “Amendment”). Pursuant to the Amendment, the following changes were made to the Subcontract:

•

The fee was amended to provide that Select will pay CPR, for twenty-eight consecutive months, 25% of each month’s gross sales generated by the Customers and Contracts as well as, without duplication, sales generated by certain locations in accordance with the Subcontract, subject to a maximum fee of $250,000 per month. The payments are subject to acceleration upon occurrence of certain breaches of the Subcontract or bankruptcy filings by Select.

•	The “clawback” provision was eliminated.

•	The term of the Subcontract was amended to provide that the term will expire upon the payment of all fees owed under the Subcontract, as amended.

The effective date of the Amendment was August 22, 2008.

The foregoing is a summary of the material provisions of the License Agreement, Subcontract, Settlement Agreement and the Amendment (collectively, the “Agreements”). This summary is not intended to be complete and is qualified in its entirety by reference to the Agreements. The Agreements also include various representations, warranties, covenants and other provisions, as applicable, customary for agreements of this nature.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosures set forth in Item 1.01 above concerning the termination of the License Agreement are incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2008

CLEARPOINT BUSINESS RESOURCES, INC.

	By:	/s/ Michael Traina
	Name:	Michael Traina
	Title:	Chief Executive Officer

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